Exhibit 99.3

Inter-Tel, Incorporated

1615 S. 52nd Street

Tempe, Arizona 85281

Telephone (480) 449-8900

Facsimile (480) 449-8919

www. inter-tel corn

August 11, 2006

Steven G. Mihaylo

Christopher Nicholson

INTL Acquisition Corp.

P.O. Box 19790

Reno, Nevada 89511

Gentlemen:

The Special Committee of the Board of Directors of Inter-Tel (Delaware), Incorporated (the “Company”) has carefully considered, along with our outside advisors, the proposal you have made to acquire the Company for $22.50 per share in cash. As a result of that deliberation, the Special Committee has rejected your proposal and concluded that your proposal is inadequate and is not in the best interests of the Company’s shareholders, other than the Mihaylo Group. As set forth in the attached press release, we believe that Inter-Tel and its shareholders will be best served by the Committee, with the help of its financial advisor and other experts, reviewing and exploring various strategic options for the Company. With all of the access we provided to both you and your advisors and consultants, we were disappointed that the price per share in your proposal remained unchanged from your original proposal.

Over the course of the past few months, the Company has incurred significant costs in responding to your proposals. Moreover, significant management time and attention has been diverted in connection with your proposals, including countless hours providing you with detailed diligence material.

It is time that the Company return its focus to operations and continued implementation of its strategic plan. To that end, we urge you to carefully consider the continuing harm to the Company that could result should you carry forward with your threat to call a Special Meeting to consider a nonbinding precatory resolution to sell the Company in light of, as noted above, the Committee’s decision to explore all options. Continuing to pursue your own personal agenda at significant cost to the Company and distraction of senior management is not in the best interests of the Company.

The Special Committee remains committed to serving the best interests of the Company and all of its shareholders.